SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2003

COMPEX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-9407	41-0985318

(State or other jurisdiction of incorporation )	(Commission File No.)	(I.R.S. Employer Identification No.)

1811 Old Highway Eight, New Brighton, MN	55112-3493

(Address of principal executive offices)	(Zip Code)

(651) 631-0590 (Registrant’s telephone number, including area code)

Item 5 Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EX-4.1 Form of Additional Investment Right
EX-10.1 Form of Securities Purchase Agreement
EX-99.1 Press Release

Item 5 Other Events and Regulation FD Disclosure.

     On November 19, 2003, Compex Technologies, Inc. announced that it has entered into definitive agreements with certain independent institutional and other accredited investors with respect to the private placement of 1,000,000 units of its securities at a purchase price of $8.9072 per unit. Each unit consists of one share of its common stock, $.10 par value per share, and an additional right to purchase a quarter of a share of its common stock at $9.3526 per share. These additional investment rights will expire on the latter of (i) 90 days from the date of the purchase agreement, or (ii) the date on which a registration statement relating to resale of the common stock issued upon exercise of the rights is declared effective by the Securities and Exchange Commission.

     The gross proceeds from the additional private placement will be approximately $8.9 million, and the net proceeds, excluding the proceeds of any exercise of the additional investor rights, will be $8.3 million.

     The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents. The purchase agreement, form of additional investment right and press release are hereby incorporated by reference herein.

     A copy of the press release announcing the private placement is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The form of Securities Purchase Agreement and the form of Additional Investment Right are also filed with this Current Report on 8-K as exhibits.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits:

4.1	Form of Additional Investment Right.
10.1	Form of Securities Purchase Agreement dated as of November 18, 2003 between Compex Technologies, Inc. and the Purchaser identified therein.
99.1	Press Release dated November 18, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPEX TECHNOLOGIES, INC

By /s/ Dan Gladney Dan Gladney Chief Executive Officer

Dated: November 19, 2003

Exhibit Index

Item	Description

4.1	Form of Additional Investment Right.
10.1	Form of Securities Purchase Agreement dated as of November 18, 2003 between Compex Technologies, Inc. and the Purchaser identified therein.
99.1	Press Release dated November 18, 2003.